Exhibit 99.1

Allbritton Communications Company Announces Further Extension Of Tender Offer For Any And All Of Its Outstanding 8% Senior Notes Due May 15, 2018

ARLINGTON, Va., July 28, 2014 /PRNewswire/ — Allbritton Communications Company (“ACC”) announced today that it has further extended the expiration date of its previously announced tender offer (the “Tender Offer”) for any and all of its outstanding 8% Senior Notes due May 15, 2018 (the “Notes”), to 5:00 p.m., New York City time, on July 30, 2014.

The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated June 13, 2014, as amended by the terms set forth in ACC’s press releases dated June 27, 2014 and July 14, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal”). Upon the terms and subject to the conditions described in the Offer to Purchase and Letter of Transmittal and the amended terms of the Tender Offer set forth herein, ACC is offering to purchase for cash any and all of the Notes. Except as described herein, the terms of the Tender Offer remain unchanged.

ACC has engaged Deutsche Bank Securities Inc. (“Deutsche Bank Securities”) as the Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact Deutsche Bank Securities at (855) 287-1922 (Toll-Free) or (212) 250-7527 (Collect).

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc. (“D.F. King”), the Information Agent and Tender Agent for the Tender Offer, by contacting D.F. King at (800) 967-4604 (Toll-Free) or (212) 269-5550 (Collect).

This press release is not an offer to sell any securities and it is not soliciting an offer to buy any securities. ACC has neither obtained any commitments to purchase, nor entered into any agreements, to sell any securities. ACC cannot assure you that the satisfaction of the conditions to the purchase of the Notes set forth in the Offer to Purchase will be satisfied.

About ACC

ACC is an Arlington, Virginia-based communications company that owns and operates through subsidiaries and affiliates, seven ABC Network stations serving approximately 5% of total U.S. viewers. Also included is the 24-hour, local news service in Washington-Virginia-Maryland, NewsChannel 8. Owned by the Allbritton family since 1976, ACC has been in the forefront of industry change including cable news, digital conversion and multiplatform programming.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements.” These forward-looking statements represent ACC’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of ACC’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, ACC does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Stephen P. Gibson, 703-647-8700